EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $3.2 Million, or $0.29 Per Diluted Share, in Third Quarter 2007, and a Record Loan Volume of $1.13 Billion

HOUSTON, Oct. 30, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation, which provides community banking services through its subsidiaries, MetroBank, N.A., serving Texas, and Metro United Bank ("Metro United"), serving California, today announced net income of $3.2 million for the third quarter of 2007, down approximately 9.5% compared with $3.5 million for the same quarter in 2006. Diluted earnings per share for the third quarter of 2007 were $0.29 compared with $0.32 for the third quarter of 2006. The decrease in earnings is primarily attributed to increased personnel and occupancy costs related to the expansion in California, as well as the increase in the provision for loan losses due to loan growth.

Third Quarter Highlights

 * Total loans increased to a record high of $1.13 billion, a 4.9%
   increase for the third quarter of 2007 compared with the second quarter of 2007 resulting in a cumulative nine month annualized growth rate of 37.3% compared with year end 2006.
 * Total deposits of $1.21 billion were consistent with the second quarter of 2007.
 * Net interest income increased to a record high of $14.7 million for the third quarter of 2007.
 * Net interest margin remained stable at 4.48% compared with the second quarter of 2007.
 * The Company closed a branch in Houston during September 2007 and expects to open a new branch in Dallas during first quarter of
   2008.
 * The Company announced a stock repurchase plan in third quarter to purchase up to 500,000 shares of its stock.
 * Asset quality remained stable with net nonperforming assets to total assets of 0.41% as of September 30, 2007 compared with 0.40%
   as of June 30, 2007, after giving effect to the settlement of a loan on October 5, 2007.

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "The results of the Company's third quarter performance demonstrated how the management team has been able to execute and manage a well-balanced business model by generating strong asset growth and maintaining solid credit quality, while making some improvement to the efficiency ratio. Total loan growth of $53.3 million or 4.9% in the third quarter of 2007 compared with the second quarter of 2007, brought our total loan volume to a record high. Loans grew by $247.0 million or 27.9% during the first three quarters of 2007. Because of our successful deposit campaign during the second quarter of 2007, which resulted in $113.9 million for new deposits, we managed our deposit growth during the third quarter, and as a result total deposits increased only 0.41% or $4.9 million. Total deposit growth for the first three quarters of 2007 was $127.9 million or 11.8%. Management is especially encouraged to see continued improvement in our revenue in the third quarter, compared with the second quarter of 2007, during which net interest income increased 3.1% and noninterest income increased 10.0%. Our noninterest expense was essentially flat in the third quarter of 2007, with a modest decrease of 1.4%. As a result of these factors, our efficiency ratio of 63.65% for the third quarter improved by 3.5% from 67.13% for the second quarter of 2007.

In an environment whereby financial institutions have to balance asset growth with asset quality, the asset quality of MetroCorp remained stable in terms of net nonperforming assets to total assets. Our ratio of net nonperforming assets to total assets as of September 30, 2007, after giving effect to the settlement of a loan on October 5, 2007 as if it had occurred in the third quarter, was 0.41%, which was similar to our ratio of 0.40%, as of June 30, 2007. Through prudent balance sheet management, our net interest margin remained consistent at 4.48%, the same rate as the second quarter 2007. Management is pleased with our third quarter performance and will continue to execute our strategic plan with caution and commitment."

Interest income and expense. Interest income for the three months ended September 30, 2007 was $26.7 million, up approximately $4.1 million or 18.2% compared with $22.6 million for the same period in 2006. Interest income for the nine months ended September 30, 2007 was $76.0 million, up approximately $12.6 million or 19.9% compared with $63.4 million for the same period in 2006. The increase in interest income for both the three and nine months ended September 30, 2007 was due primarily to loan growth and increases in average yield.

Average earning assets grew 14.8% during the third quarter of 2007 compared with the same period in 2006. Average earning assets grew 14.0% during the nine months ended September 30, 2007 compared with the same period in 2006. The yield on average earning assets for the third quarter of 2007 increased to 8.15% compared with 7.91% for the third quarter of 2006. The yield on average earning assets for the nine months ended September 30, 2007 increased to 8.09% compared with 7.69% for the same period of 2006. The increase in yield for both the three and nine months ended September 30, 2007 was the result of an increase in loans, which had higher yields, and a decline in other interest-earning assets, which had lower yields. Average total loans increased 33.5% to $1.11 billion in the third quarter of 2007 compared with $833.9 million for the third quarter of 2006, while other earning assets declined during the same period. Average total loans increased 27.8% to $1.03 billion for the nine months ended September 30, 2007 compared with $803.6 million for the same period of 2006, while other earning assets declined during the same period.

Interest expense for the three months ended September 30, 2007 was $12.0 million, up approximately $3.0 million or 34.3% compared with $9.0 million for the same period in 2006. Interest expense for the nine months ended September 30, 2007 was $33.5 million, up approximately $9.7 million or 40.7% compared with $23.8 million for the same period in 2006. Interest expense increased for both the three and nine months ended September 30, 2007 primarily due to growth in money market and time deposits and increases in interest rates paid on deposits. Average interest-bearing deposits were $1.01 billion for the third quarter of 2007 compared with $833.8 million for the third quarter of 2006, an increase of 20.9%. The cost of interest-bearing deposits for the third quarter of 2007 was 4.48% compared with 3.86% for the third quarter of 2006. The increase in cost reflected the higher volume of money market and time deposits and higher interest expense paid on those interest-bearing deposits.

The net interest margin for the three months ended September 30, 2007 was 4.48%, down from 4.77% for the same period in 2006. The decrease in net interest margin for the three months ended September 30, 2007 was primarily the result of higher interest rates incurred on interest-bearing liabilities, which increased to 4.51% compared with 3.97% for the same period in 2006. For the three months ended September 30, 2007, the yield on average earning assets increased 24 basis points, but was offset by an increase in the cost of average earning assets of 53 basis points. The net interest margin for the nine months ended September 30, 2007 was 4.53%, down from 4.81% for the same period in 2006. The decrease in net interest margin for the nine months ended September 30, 2007 was primarily the result of higher interest rates incurred on interest-bearing liabilities, which increased to 4.45% compared with 3.65% for the same period in 2006. For the nine months ended September 30, 2007, the yield on average earning assets increased 40 basis points, which was offset by an increase in the cost of average earning assets of 68 basis points.

Net interest income before the provision for loan losses for the three months ended September 30, 2007 was $14.7 million, up approximately $1.1 million or 7.6% compared with $13.6 million for the same period in 2006. Net interest income before the provision for loan losses for the nine months ended September 30, 2007 was $42.5 million, up approximately $2.9 million or 7.4% compared with $39.6 million for the same period in 2006.

Noninterest income and expense. Noninterest income for the three months ended September 30, 2007 was $2.2 million, up $304,000 compared with the same period in 2006. The increase in noninterest income for the three months ended September 30, 2007 was primarily due to increases in the cash value of bank owned life insurance, which was purchased in the second quarter of 2007. Noninterest income for the nine months ended September 30, 2007 was $5.9 million, up $104,000 or 1.8% compared with the same period in 2006. The increase in noninterest income for the nine months ended September 30, 2007 was primarily due to increases in the cash value of bank owned life insurance and the gain on sale of SBA loans that was partially offset by decreases in service fees and other loan-related fees.

Noninterest expense for the three months ended September 30, 2007 was $10.7 million, up approximately $910,000 or 9.3% compared with $9.8 million for the same period in 2006. Noninterest expense for the nine months ended September 30, 2007 was $31.8 million, up approximately $2.8 million or 9.9% compared with $29.0 million for the same period in 2006. The increase for both the three and nine months ended September 30, 2007 was primarily due to increases in salaries and benefits expense, and occupancy and equipment expense.

Salaries and benefits expense for the three months ended September 30, 2007 was $6.6 million, up $1.1 million compared with $5.5 million for the same period in 2006. Salaries and benefits expense for the nine months ended September 30, 2007 was $18.6 million, up $2.5 million compared with $16.1 million for the same period in 2006. The increase for both the three and nine months ended September 30, 2007 was primarily due to an increase in staffing at Metro United for new branches and supporting personnel.

Occupancy and equipment expense for the three months ended September 30, 2007 was $2.1 million, up $183,000 or 9.6% compared with $1.9 million for the same period in 2006. Occupancy and equipment expense for the nine months ended September 30, 2007 was $6.1 million, up $993,000 or 19.4% compared with $5.1 million for the same period in 2006. The increase for both the three and nine months ended September 30, 2007 was primarily due to the new branches added in California. In an effort to realign its branch network to improve efficiency, MetroBank closed its Clear Lake branch in Houston, Texas in September 2007, and expects to open a new branch in Dallas, Texas during first quarter of 2008.

Other noninterest expense for the three months ended September 30, 2007 was $2.0 million, a decrease of $399,000 or 16.6% compared with $2.4 million for the same period in 2006. The decrease for the three months ended September 30, 2007 was primarily the result of an elimination of the remaining tax liability related to the Texas franchise tax, which is now included in the tax provision. The Texas franchise tax has been replaced by the Texas margin tax. Other noninterest expense for the nine months ended September 30, 2007 was $7.2 million, down $387,000 from $7.6 million at September 30, 2006. The decrease for the nine months ended September 30, 2007 was primarily the result of decreases in professional fees, consultant fees, franchise taxes, and intangible asset amortization, which were partially offset by increases in telecommunications expense, online banking expense, other outside services, and the provision for unfunded loan commitments.

Provision for loan losses. The provision for loan losses for the three months ended September 30, 2007 was $1.2 million, an increase of $1.1 million compared with $114,000 for the same period in 2006. The provision for loan losses for the nine months ended September 30, 2007 was $1.8 million, a $1.2 million increase compared with $560,000 for the same period in 2006. Although asset quality improved with a $6.6 million or 41.3% reduction in total nonperforming assets since September 30, 2006, the provision for loan losses increased as a result of the $293.3 million or 34.9% growth in total loans since September 30, 2006. The allowance for loan losses as a percent of total loans at September 30, 2007 and 2006 was 1.13% and 1.41%, respectively. The allowance for loan losses as a percent of total loans at December 31, 2006 was 1.29%.

Net charge offs for the three months ended September 30, 2007 were $964,000 compared with net charge offs of $1.2 million for the same period in 2006. Net charge offs for the three months ended September 30, 2007 were primarily the result of a charge off of approximately $894,000 on a loan to an infrastructure construction company. Net charge offs for the nine months ended September 30, 2007 were $344,000 compared with net charge offs of $1.9 million for the same period in 2006.

Asset Quality. Total nonperforming assets decreased $2.8 million from $12.2 million at December 31, 2006 to $9.4 million at September 30, 2007. The ratio of net nonperforming assets to total assets was reduced to 0.47% at September 30, 2007, compared with 0.74% at December 31, 2006. On October 5, 2007, an accruing loan that was 90 days or more past due was settled which reduced total nonperforming assets to $8.5 million. Had this settlement occurred during the third quarter, the ratio of net nonperforming assets to total assets would have been reduced to 0.41%. Net nonperforming assets increased by approximately $1.1 million from June 30, 2007 due to one credit to a warranty repair company in the amount of $1.9 million moving to nonperforming status, which was offset by $964,000 in net charge-offs.

At September 30, 2007, total nonperforming assets consisted of $6.1 million in nonaccrual loans, $1.0 million in accruing loans that were 90 days or more past due, and $2.3 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at September 30, 2007, were $6.7 million compared with $9.3 million at December 31, 2006. Approximately $3.6 million of the nonaccrual loans are collateralized by real estate, which represented 59.7% of total nonaccrual loans at September 30, 2007. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Wednesday, October 31, 2007, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the third quarter 2007 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc., provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has twelve full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and six full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas. As of September 30, 2007, the Company had consolidated assets of $1.4 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                         MetroCorp Bancshares, Inc.
                    (In thousands, except share amounts)
                              (Unaudited)

                                            September 30, December 31,
                                                2007         2006
                                             ----------   ----------
 Consolidated Balance Sheets
 ---------------------------

                   Assets

 Cash and due from banks                     $   23,463   $   25,709
 Federal funds sold and other investments        23,520      125,649
                                             ----------   ----------
   Total cash and cash equivalents               46,983      151,358
 Securities - available-for-sale, at fair
  value                                         158,475      181,543
 Other investments                                5,558        4,932
 Loans, net of allowance for loan losses of
  $12,865 and $11,436 respectively            1,120,722      875,120
 Accrued interest receivable                      6,616        5,841
 Premises and equipment, net                      9,115        7,585
 Goodwill                                        21,827       21,827
 Core deposit intangibles                           843        1,103
 Customers' liability on acceptances              6,211        7,693
 Foreclosed assets, net                           2,266        2,747
 Cash value of bank owned life insurance
  ("BOLI")                                       25,407           --
 Other assets                                     9,744        8,685
                                             ----------   ----------
  Total assets                               $1,413,767   $1,268,434
                                             ==========   ==========

      Liabilities and Shareholders' Equity
 Deposits:
  Noninterest-bearing                        $  196,581   $  208,750
  Interest-bearing                            1,012,987      872,914
                                             ----------   ----------
   Total deposits                             1,209,568    1,081,664
 Junior subordinated debentures                  36,083       36,083
 Other borrowings                                36,029       26,316
 Accrued interest payable                         1,876        1,822
 Acceptances outstanding                          6,211        7,693
 Other liabilities                                8,549        8,908
                                             ----------   ----------
  Total liabilities                           1,298,316    1,162,486
 Commitments and contingencies                       --           --
 Shareholders' Equity:
  Common stock, $1.00 par value, 50,000,000
   shares authorized; 10,994,965 shares
   issued and 10,950,156 shares and
   10,946,135 shares outstanding at September
   30, 2007 and December 31, 2006 respectively   10,995       10,995
  Additional paid-in-capital                     27,063       25,974
  Retained earnings                              79,839       71,783
  Accumulated other comprehensive income
   (loss)                                        (1,773)      (2,421)
  Treasury stock, at cost                          (673)        (383)
                                             ----------   ----------
   Total shareholders' equity                   115,451      105,948
                                             ----------   ----------
   Total liabilities and shareholders'
    equity                                   $1,413,767   $1,268,434
                                             ==========   ==========

 Nonperforming Assets and Asset
  Quality Ratios
 ------------------------------
 Nonaccrual loans                            $    6,079   $    9,414
 Accruing loans 90 days or more past due          1,036           29
 Other real estate ("ORE")                        2,266        2,747
                                             ----------   ----------
 Total nonperforming assets                       9,381       12,190
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                  (2,667)      (2,857)
                                             ----------   ----------
 Net nonperforming assets                    $    6,714   $    9,333
                                             ==========   ==========

 Net nonperforming assets to total assets          0.47%        0.74%
 Net nonperforming assets to total loans and
  ORE                                              0.59%        1.05%
 Allowance for loan losses to total loans          1.13%        1.29%
 Allowance for loan losses to net
  nonperforming loans                            289.23%      173.64%
 Net charge-offs to total loans                    0.03%        0.26%
 Net charge-offs                             $      344   $    2,344
 Total loans to total deposits                    93.72%       81.96%

                          MetroCorp Bancshares, Inc.
                   (In thousands, except per share amounts)
                                  (Unaudited)

                        For the three months    For the nine months
                         ended September 30      ended September 30
                       ----------------------  ----------------------
                          2007        2006        2007        2006
                       ----------  ----------  ----------  ----------
 Average Balance
  Sheet Data
 ---------------
 Total assets          $1,397,456  $1,206,300  $1,337,002  $1,172,986
 Securities               161,475     203,086     169,903     214,683
 Total loans            1,113,551     833,943   1,027,092     803,553
 Allowance for loan
  losses                  (12,949)    (12,603)    (12,365)    (13,437)
 Net loans              1,100,602     821,340   1,014,727     790,116
 Total interest-
  earning assets        1,299,425   1,131,990   1,255,271   1,101,023
 Total deposits         1,214,051   1,024,993   1,151,257     997,874
 FHLB and other
  borrowings               49,588      61,752      56,684      62,104
 Total shareholders'
  equity                  114,572     100,133     111,487      97,202

 Income Statement Data
 ---------------------
 Interest income:
  Loans                $   24,583  $   19,112  $   68,112  $   53,382
  Securities:
   Taxable                  1,708       2,047       5,340       6,386
   Tax-exempt                  73         179         234         572
  Federal funds sold
   and other
   investments                322       1,237       2,278       3,017
                       ----------  ----------  ----------  ----------
    Total interest
     income                26,686      22,575      75,964      63,357
 Interest expense:
  Time deposits             8,335       6,665      24,098      17,493
  Demand and savings
   deposits                 3,054       1,442       7,082       3,750
  Other borrowings            638         850       2,272       2,534
                       ----------  ----------  ----------  ----------
    Total interest
     expense               12,027       8,957      33,452      23,777
 Net interest income       14,659      13,618      42,512      39,580
 Provision for loan
  losses                    1,168         114       1,773         560
                       ----------  ----------   ---------  ----------
 Net interest income
  after provision for
  loan losses              13,491      13,504      40,739      39,020
 Noninterest income:
  Service fees              1,379       1,397       3,857       4,303
  Other loan-related
   fees                       183         187         511         622
  Letters of credit
   commissions and
   fees                       230         219         637         597
  Gain on sale of
   securities, net             --          10          --          12
  Gain on sale of
   loans, net                  21          --         272          --
  Gain on cash value of
   bank owned life
   insurance                  330          --         407          --
  Other noninterest
   income                      55          81         179         225
                       ----------  ----------  ----------  ----------
    Total noninterest
     income                 2,198       1,894       5,863       5,759
 Noninterest expense:
  Salaries and employee
   benefits                 6,594       5,455      18,591      16,077
  Occupancy and
   equipment                2,090       1,907       6,102       5,109
  Foreclosed assets,
   net                         39          52         (51)        213
  Other noninterest
   expense                  2,007       2,406       7,199       7,586
                       ----------  ----------  ----------  ----------
   Total noninterest
    expense                10,730       9,820      31,841      28,985
 Income before
  provision for income
  taxes                     4,959       5,578      14,761      15,794
 Provision for income
  taxes                     1,751       2,032       5,390       5,625
                       ----------  ----------  ----------  ----------
 Net income            $    3,208  $    3,546  $    9,371  $   10,169
                       ==========  ==========  ==========  ==========
 Per Share Data
 --------------
 Earnings per share
  - basic              $     0.29  $     0.32  $     0.86  $     0.93
 Earnings per share
  - diluted                  0.29        0.32        0.84        0.92
 Weighted average
  shares outstanding:
  Basic                    10,962      10,924      10,959      10,895
  Diluted                  11,132      11,153      11,161      11,097
 Dividends per common
  share                $     0.04  $     0.04  $     0.12  $     0.12

 Performance Ratio Data
 ----------------------
 Return on average
  assets                     0.91%       1.17%       0.94%       1.16%
 Return on average
  shareholders' equity      11.11%      14.05%      11.24%      13.99%
 Net interest margin         4.48%       4.77%       4.53%       4.81%
 Efficiency ratio           63.65%      63.31%      65.82%      63.93%
 Equity to assets
  (average)                  8.20%       8.30%       8.34%       8.29%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President and CEO
            (713) 776-3876
          David Choi, EVP/Chief Financial Officer
            (713) 776-3876